Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 filed on May 6, 2014 pertaining to the HCP, Inc. 2014 Performance Incentive Plan of our report dated February 7, 2014, with respect to the consolidated financial statements of HCR ManorCare Inc., as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, included in the Annual Report of HCP, Inc. (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Toledo, Ohio
May 2, 2014